EXHIBIT INDEX


EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77C: Submission of matters to a vote of Security holders.

EXHIBIT C:
  Attachment to item 77D: Policies with respect to security
  Investments.

EXHIBIT D:
  Attachment to item 77O: Transactions effected pursuant to Rule 10f-3

EXHIBIT E:
  Attachment to item 77Q1: Exhibits

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EXHIBIT A:
REPORT OF INDEPENDENT ACCOUNTANTS
To the Board of Trustees and Shareholders of Warburg, Pincus Global Telecommunications Fund, Inc.:

In planning and performing our audit of the financial statements and financial highlights of Warburg, Pincus Global Telecommunications Fund, Inc. (the "Fund") for the year ended August 31, 1999, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Fund is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and financial highlights for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal controls, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements and financial highlights being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls over safeguarding securities, that we consider to be material weaknesses as defined above as of August 31, 1999.

This report is intended solely for the information and use of management, the Board of Directors of the Fund, and the Securities and Exchange Commission.

PricewaterhouseCoopers LLP
October 7, 1999




EXHIBIT B:
Warburg, Pincus Global Telecommunications Fund, Inc.
Registration No. 333-60683
Sub-Item 77C:  Submission of matter to a vote of security holders
(a) A special meeting was held on May 21, 1999.
(b) At the special meeting held on May 21, 1999, the following persons were elected as directors of the Fund, constituting the entire Board of Directors: Richard H. Francis, Jack W. Fritz, Jeffrey E. Garten, James S. Pasman, Jr., William
W. Priest, Steven N. Rappaport, Arnold M. Reichman and Alexander
B. Trowbridge.
(c) The aforementioned directors were elected at the special meeting held on May 21, 1999 by the following shareholder votes:

                        For            Withheld
R.H. Francis       129,882.0290       1,716.8970
J.W. Fritz         129,217.0550       2,381.8710
J.E. Garten        129,404.0120       2,194.9140
J.S. Pasman        129,882.0290       1,716.8970
W.W. Priest        129,930.6370       1,668.2890
S.N. Rappaport     130,019.5860       1,579.3400
A.M. Reichman      129,930.6370       1,668.2890
A.B. Trowbridge    129,266.4550       2,332.4710

(d) Not applicable


EXHIBIT C:
Sub-Item 77D:  Policies with respect to security investments
(a)  Not applicable
(b)  Not applicable
(c)  Not applicable
(d)  Not applicable
(e)  Not applicable
(f)  Not applicable
(g) The limitation of the fund's ability to invest in securities of companies with continuous operations of less than three years ("unseasoned issuers"), which had been a limit of 5% of total assets, has been removed.


EXHIBIT D:
Sub-Item 77O:  Transactions effected pursuant to Rule 10f-3
The fund has effected transactions pursuant to Rule 10f-3.

1) Warburg Pincus Global Telecommunications Fund
Issuer: Equant N.V.; Trade Date: 2/12/99;
Broker: Morgan Stanley; # of Shares: 684;
Price per share: $66.08; % of Fund Assets: 0.38%;
% of Issue*: 0.002%; Syndicate Member: CS First Boston

* represents purchases by all affiliated funds; may not exceed 25% of the principal amount of the offering



EXHIBIT E:
Sub-Item 77Q1:  Exhibits
(a) Not applicable
(b) Resolutions relating to change in investment policy


RESOLVED, that the Fund's limitation on investing more than 5% of its net assets in issuers which, together with their predecessors ("unseasoned issuers"), have been in operation for less than three years be, and hereby is, removed; and further RESOLVED, that the foregoing resolution be effective on the earlier of effectiveness of a post-effective amendment to the Fund's registration statement or filing of a supplement to the Fund's prospectuses describing the investment policy modification